UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: Elliott issued the following press release:

Leading Proxy Advisory Firm ISS Recommends Phillips 66 Shareholders Vote for All Four of Elliott’s Director Nominees

ISS Validates Elliott’s Case for Change and Recommends Nominees Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt

Notes Phillips 66’s “Disappointing” Operating Performance, “Selective Disclosure, Unverifiable Claims About Various Operational Successes, and Ambiguous and Vague Responses to Otherwise Basic Questions”

Cites the Board’s “Failure” to Ensure Strong Governance and Board Oversight as Evidence of the Company’s “Disconnect from Shareholders”

All Three Proxy Advisory Firms – ISS, Glass Lewis and Egan-Jones – Have Now Endorsed Elliott’s Case for Change at Phillips 66

WEST PALM BEACH, FLA. (May 12, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today announced that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that shareholders support all four of Elliott’s nominees: Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt.

ISS’s report follows reports issued by Glass, Lewis & Co., LLC (“Glass Lewis”) and Egan-Jones Ratings Company (“Egan-Jones”), both of which also advised shareholders to support meaningful boardroom change at Phillips 66. Shareholders will have the opportunity to vote for the election of Elliott’s nominees to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) on May 21, 2025.

Elliott stated:

“By recommending that Phillips 66 shareholders vote for all four Elliott nominees, ISS has now fully validated Elliott’s case for change – making clear that the status quo at the Company has failed to serve shareholders. Notably, ISS cited Phillips 66’s disappointing operating performance, poor corporate governance and ‘track record of providing selective and ambiguous disclosure’ as reasons to support Elliott’s ‘strong slate.’ With all three proxy advisory firms having endorsed Elliott’s case, it is clearer than ever that urgent and meaningful change is needed in the Phillips 66 boardroom. In our view, electing all four of Elliott’s independent, highly qualified nominees represents the surest step toward restoring accountability and driving improved long-term performance at Phillips 66.”

In its report, ISS supported Elliott’s case for change at Phillips 66, stating:

•	“In summary, the dissident has assembled a strong slate, which has the experience and independence that PSX requires.”

•	“Operating performance has been disappointing, particularly when considered alongside management’s messaging. The big picture is that PSX has not been able to sustain improvements or contend with market volatility effectively. This is clearly reflected in vacillating performance over the past three years, which culminated in deterioration relative to peers in 2024. It has also become increasingly evident that there is a disconnect between communication and results.”

•	“The board’s [decision to combine the Chair and CEO roles] evidences a disconnect from shareholders, and undermines the argument about its commitment to ensuring strong corporate governance and board oversight.”

ISS criticized the Board’s performance and strategy, noting:

•	“…the data does not support the board’s argument that the integrated strategy results in superior returns over the long-term…”

•	“PSX has established a track record of providing selective and ambiguous disclosure that obfuscates results, makes it difficult to assess decisions, and creates impediments to evaluating performance. All in, it is difficult to view turnaround efforts since the CEO transition as successful.”

•	“…despite claims that PSX has made significant improvements since the CEO transition, the refining segment has struggled more than peers to contend with shifting market conditions. These and other concerns have been reflected in TSR. Returns have been positive, but PSX began underperforming refining peers in mid-2021, and has not been able to close the gap.”

•	“PSX has also struggled over all historical measurement periods relative to midstream peers. Communication with investors has provided minimal assurance about these concerns. Instead, PSX has presented shareholders with selective disclosure, unverifiable claims about various operational successes, and ambiguous and vague responses to otherwise basic questions. In other words, shareholders cannot adequately assess the strategy or performance.”

ISS detailed the Board’s poor corporate governance and misguided refreshment efforts, writing:

•	“…there are serious concerns with the manner in which the board communicates important financial information to shareholders. This is part of a broader pattern that is also reflected in evasive maneuvers and defensive statements made by the board during this proxy contest.”

•	“When the dissident went public in November 2023, the majority of the most relevant refining and midstream experience on the board was concentrated in the hands of the legacy directors. The settlement should have been the first step in addressing this defect. On Feb. 13, 2024, the board appointed Robert Pease. He was expected to be the first of two additions made in cooperation with the dissident. Instead, he was the only one, and his alignment with the board has become an important point in this contest.”

•	“Although the board has been reshaped since the pandemic, important industry perspectives have been overlooked, and there is strong evidence that the board is not willing to exercise independent oversight of management. The addition of Pease could have been the first step toward addressing these deficiencies. However, his decision to support the recombination of the chair and CEO positions raises questions about whether he is an independent voice on the board. Lowe is a member of the legacy cohort, which has failed to support appropriate corporate governance and has overseen sustained underperformance.”

ISS also outlined the benefits of adding Elliott’s nominees to the Board, stating:

•	“Coffman and Heim offer focused experience in refining and midstream operations, which makes them logical additions. Cornelius has a well-rounded perspective of the industry, which includes senior leadership positions and extensive board service. Thus, he would not only fortify the board’s independent industry experience, but he could provide a valuable perspective if PSX considers a separation of the midstream segment.”

•	“…Nieuwoudt offers an important perspective through her experience as an industry investor and analyst. With her background and independence, she should be able to begin repairing PSX’s credibility, which has been damaged through years of suboptimal communication with investors.”

Independent proxy advisory firm Glass Lewis also recently confirmed Elliott’s case for change, stating:

•	“In our view, the more compelling case is offered by Elliott, in this case by a relatively decisive margin.”

•	“…we believe the core argument that P66 has failed to drive compelling shareholder returns or a differentiated valuation as an extension of management’s pursuit of further integration is fundamentally sound. We further consider Elliott lands much more effective ripostes on matters of cost management, synergy value and capital allocation, crimping core tenets of P66’s defense.”

•	“These issues stack on what we consider to be fairly disconcerting corporate governance considerations, including a dubious commitment to good faith engagement, a questionable and counterproductive realignment of key oversight roles and a late-stage candidate pivot which seems to call into question the board’s prior candor. These issues should, in our view, be of significant concern to P66 investors.”

•	“Narrative friction is at the fore, in our view, as the board firmly asserts that significant steps toward integration have been successful and ‘will continue to drive long-term value’ for investors. On review, this perspective appears disconcertingly disconnected from the boots-on-the-ground reality: P66 has regularly run afoul of market expectations, has not generated competitive value during the span of Mr. Lashier’s executive service…”

Egan-Jones has also recommended support for all four of Elliott’s nominees, writing that:

•	“…Elliott’s nominees possess a strong mix of best-in-class industry expertise and experience and have the potential to unlock value for shareholders…”

•	“Phillips 66’s current conglomerate structure appears to be suboptimal for sustained financial growth. We agree with the dissidents that a strategic shift towards refocusing on its core assets, particularly within the refining segment, is necessary to drive improved performance and value creation.”

•	“Currently, the Company has a combined Chairman and CEO leadership structure, a classified board, and over-tenured directors. A plethora of these problematic governance practices appear to be a driving force in the Company’s underperformance. We believe that addressing these structural issues would enhance accountability and exercise of the directors’ fiduciary duties.”

For more information, including how to vote on Elliott’s GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Elliott gave a presentation via Glass Lewis & Co.’s Proxy Talk service. A written transcript of the presentation is included below.

Transcript

Everett Boccafola: All right. Hello! And welcome to the latest Glass Lewis Proxy talk. I'm Everett Boccafola, senior sales director at Glass Lewis, and I'm pleased to be your host, for today's session. Before we get started I'd like to explain Glass Lewis's proxy talk program. Proxy talks are opportunities we make available for any company or shareholder involved in a proxy contest or M&A transaction to speak directly with Glass Lewis clients. It is also an opportunity for Glass Lewis investor clients to hear directly from these parties, and have an opportunity to ask them questions. We will always offer proxy talk to both sides in a contested situation, as we did in this case. Finally, a few housekeeping details all lines are placed on. Listen. Only mode for this call for any investor clients that would like to ask questions of their participants. Today you may do so by typing them directly into the Q&A section at the bottom of the webinar. At any time we have dedicated time in the presentation, where questions will be addressed directly by the participants. Also, this presentation will be recorded to generate a transcript which participants may need to file for comply with their legal obligations. The recording and transcript will not otherwise be made available, and you are expressly prohibited from recording or otherwise distributing the proxy talk. With that I'm excited to turn it over to our panel. Today we have representatives from Elliott Management who will present their case for change at Phillips 66 ahead of the upcoming. 2025 shareholder meeting. I'll hand it over to them for introductions.

John Pike: Sure. Good afternoon. My name is John Pike. I'm a partner at Elliott. I've been at Elliott for 22 years, and I oversee our energy investing. With me today, Jesse Cohn, Jesse has also been at Elliott for about 22 years, is one of our 2 managing partners. Mike Tomkins is a senior portfolio manager who oversees our domestic energy investing business. Geoff Sorbello is a managing director in our engagement team, and Ryan Baldwin is an analyst on Mike Tomkins’s team. Also fortunate to be joined by our four nominees, Brian Coffman, Sigmund Cornelius, Michael Heim and Stacy Nieuwoudt. Last, but certainly not least, very fortunate to be joined by Greg Goff. Greg needs no introduction, but has, you know, has 30 years of experience at Phillips, predecessor company ConocoPhillips. Sure. Many on the phone know him from kind of the amazing turnaround and value creation story of to sorrow and endeavor. He was on the Exxon board. We've looked at other refining opportunities with Greg, and we're super thrilled and lucky to have partnered with them. I guess the related that the last thing I'll say is, there's actually 90 years, almost 90 years of experience at ConocoPhillips at Phillips predecessor company. So just keep in mind like if and when you meet with management. There's more experience on this call with these assets than there will be in that interaction.

Jesse Cohn: Alright. Well, yeah, let's kick off a little bit about Elliott and you know a bunch of you guys you know us. I mean, we've been around a long time. We manage $73 billion dollars of capital. And you know the point I would make on this page. You can see some of the logos at the bottom. There's many others we have engaged with companies of all shapes and sizes. We've seen all kinds of challenges, operational structural management types of challenges. And in the overwhelming majority of these cases it has been a collaborative engagement. I mean, almost all of them. And it's actually something we tell companies up front. We approach every situation the same way and we tell them that we are bringing our ideas and the way the engagement will happen will be dictated by the company's response. And we're proud of that because most of them are collaborative. Most of them end up collaborative. And you know, if you look on the right side, you'll see there's been over 200 of these. We put over 140 directors on boards, and only 3 times previously have we gotten to this stage. Definitive proxies. And in each of those 3 cases, BMC Software, Hess and Howmet, those situations have outperformed significantly. Howmet's up 900 and something percent. And Hess is a couple 100% outperformance relative to its index and BMC was acquired a year later. And so this one is unique. And we are here for a reason. We see the opportunity. We see the significant stock price potential. And we think this is important. We didn't want to be here. You know, more like the overwhelming majority of the previous ones. We had hoped that this would work out, and we can end up with a collaborative engagement. But we are here, and we think it's important. And you know, it seems that the company has put its own interests ahead of that of shareholders. And so, you know, we think it's necessary for us to make the changes that will lead to the opportunity being realized. Let's move. Let's move forward.

John Pike: Yeah. Just 2 quick points on this on this page. First, it's worth noting in the, you know, couple few industries where Elliott has super deep experience, the same teams that oversee our public market, investing also oversee our private equity endeavors. So what that means is, I guess first we do. We're used to doing super deep and detailed work. But also, we develop a you know, relationship. The group of you know, very talented, very experienced industry executives to help us diligence those private equity opportunities, but also run the assets subsequent to our purchasing them. And so, we're able to bring that that same group of super talented executives we're able to bring their experience to bear in our public market, investing the other thing that I call out on this page is, you know, there's. You know, common themes that run through a lot of our investments in this space. And there's a lot of similarities and parallels that we'll get into later with Marathon. But more broadly, you know what attracts us to these situations is, you know that there's, you know, a profound cheapness, a profound undervaluation, and a pathway to revenue that valuation. In other words, there's a pathway to us earning a return. You know that that is a couple of implications, but you know what causes that profound cheapness is kind of like profound operational and strategic missteps, which, of course, results in a loss of confidence of investors. This means that these situations take a long time to course correct, and you know, I guess I find what we do for a living to be difficult. So when we find a very compelling situation, we owe to ourselves and our investors to, you know, kind of be in it until we earn the return to which we think we deserve. And so that means we end up being in these situations for a long time. It takes a long time for the investor universe to kind of, you know, regain confidence in in a team, a company, a group of assets. And so, you know, we end up being in these situations for long periods of time, and we only win if the stocks we invest in, we rate meaningfully and sustainably over long periods of time. That's kind of that. That's our business. I think we can skip this slide. There you go!

Jesse Cohn: Yeah, our goals here are quite simple. We want accountability. We want proper governance. Everything starts with having the right people in the boardroom. Every decision. It's dynamic, structural, operational personnel. It flows through there. And you have the right governance at the top. That’s what we're looking for, and that's what drives change.

John Pike: So I guess, how did we get here? Just very, very briefly. And first, we're here again, because we see an immense amount of value trapped in the structure, you know. You know, it's kind of the a cheapness created by, you know, operational problems at the refining part of the business. But we're here because we see an immense amount of value to be unlocked, but more specifically in terms of the engagement pathway. We first engaged with the company in the fall of 2023 and there were. There are reasons for optimism at that point. You know the reasons for optimism that you know, as Jesse said, that this would be, you know, similar to the vast majority of our engagements where, you know, after a private engagement, you know, the company would, you know, set itself on onto a more productive, more profitable path? and the reasons. We're optimistic, are, you know. First, you know, Mark, this year was reasonably new to the seat, and there had been an executive Chair in place. And sometimes, you know, you know, that dynamic can create a situation where maybe the CEO didn't fully have their hands in the wheel. Maybe there was changes they wanted to make, that they weren't able to. Secondly, there was a candor, there was an acceptance that all was not well that there were, you know, operating problems in refining, I think, at a Goldman conference in January of 2023, they said they'd taken, you know their eye off the ball and refining. So there was an introspection. There was an acceptance that there were problems in the business. Third, the Company was, you know, was open to incremental oversight. They had agreed with us that, you know we would add we in the company would add 2 mutually agreed directors to the board, so there was an acceptance that that oversight, incremental oversight here is required. And lastly, the company put out, you know, a very ambitious 2025 EBITDA target of $14 billion dollars. It was a target that we and other investors could track and hold them accountable to. So you had, you know. So, some reasons to think that there would be openness to, to change of will, an acceptance that there were problems, you know, incremental oversight and ambitious targets that we could hold them accountable to? And I guess, how do we get to where we are now? Just kind of one by one each of those pillars of optimism was taken away. So yeah, I think you know, Mark, this year has had time to fix the business, and the Board has had time to hold him accountable to doing so. That in our view, that has not happened. The company as we outlined in our materials, you know, reneged on their commitment to add a second. Mutually agreed director. You know, I guess there there's been this battle of podcasts. And I guess if you were willing to listen to one series of podcasts, we would ask you to listen to the companies, not ours, just because I mean there, you know, not only is there an acceptance of problems, not an acceptance of problems like there is a almost superhuman. You know confidence that they are doing things well. They're operating well, their stock is trading well. And so you know, kind of that. That introspection, you know clearly, you know, left the building and lastly, the company missed its, you know, $14 billion-dollar, 2025 EBITDA target, even adjusting for you know, macro differentials in their assumptions. They missed that number by a country mile. So, you know, we came to the conclusion after you know. You know, quite a bit of struggle that you know significantly more change was necessary here.

Jesse Cohn: Yeah. And I want to make the observation. And I think this is interesting. How a board handles engagement like this, you know engagement with an activist, or, you know, shareholder is actually a window into how that board operates in any sort of challenge. You know, including a business challenge. So what we're seeing right now, including what Pike referenced is, we're seeing a window into how this board actually functions. So we don't have to speculate. You know. Strong boards, strong boards, engage strong boards, welcome new ideas. They like challenge, they kind of appreciate all of information, any sort of research. They appreciate a different view the independent directors get involved. They really feel that ownership. That's what a strong board looks like. And we've seen a ton of those, and we've engaged with those. And those have worked out. What we're seeing here is actually the opposite. And it really is a window. I mean, you know we're seeing, you know, as Pike referenced number one. Like they have this sort of self congratulatory tone, like they think they've got it all figured out and you can listen to their podcasts or read the materials. You know, a real board is actually critical, and they want. They want a probe and you know we're seeing the opposite number 2. We're seeing a CEO and Chair who's kind of handling everything, you know, in our engagement. We've only engaged with the CEO and Chair you know, in all of the others. I mean, it's so unusual. I mean, they you know we had a very short call, just like last week, or whatever. But independent directors are actually invisible, you know, and that's very likely the case in their ordinary board operations and they have no interest in new ideas. And so this is a window into how they're operating. This operation needs to change. And among all of the engagements we've done and we've done over 200 of them. This one stands out. It is unique, and it. I'm confident this is how the board actually operates, and that's certainly why we're here.

Mike Tomkins: Yeah. So this is all that has led to some significant underperformance for Phillips 66 stock against its core peers, Valero and Marathon, or against some of the parts weighted peers breaking up their mystery and refining, etc. And that leaves like immense upside if they can right the ship here. Okay, go to the next slide.

Ryan Baldwin: Yeah, give it a second. It's Lincoln. There you go.

Mike Tomkins: So what's led to that or performance? We think it's been 2 main things you'll see. This is the relative stock price against Valero and Marathon, Phillips’s two main peers. The first leg down was an operational issue in refining. That's been kind of plaguing the company, and they've as discussed, admittedly, kind of taken their eye off the ball on refining. And so their refining assets were not online or highly utilized during this very high margin, refining crack environment of 2021, 2022, and that was the firstly, the underperformance. Since then, there's been a second lay down around some of their incremental midstream acquisitions. So when they announced the epic, $2 billion dollars midstream deal at 11 times, people and investors started worrying. Okay, this is what they're going to do. They're going to keep recycling cash from their refining into dilutive acquisitions and eroding value, and that sent the stock down further on the next page. We look at it similarly, where you can kind of see on the top, as midstream has grown for the company, and they've been recycling cash flow back into midstream. The stock has been underperforming, and investors see this and see that this is their strategy, that they're going to continue to pursue. And we think that's 1 of the reasons why the stock has been weighed on. And there's, you know, significant outperformance. If they can stop this. And why is that? Why is there that fear from investors refining and mystery don't fit well together. There's a couple different metrics. I'll take you through here first, you know, in refining investors don't want growth. Capex. They want all free cash flow, paying down debt and giving back to shareholders, and they also want very minimal leverage, which we agree with sub one times levered, and these assets trade at 6 to 7 times midstream. However, growth, capex and inorganic growth through M&A is rewarded. Investors want EBITDA growth and are willing to sustain higher levels of leverage and trades at a much higher multiple. Phillips today kind of doesn't check any of those boxes and isn't really set up well for refining folks, investors or midstream folks investors. The, you know, having these assets together is good for the management team and the management team and the Chair. And Ceos kind of said, You know, we can be even bigger. We want to be bigger, but we think, like a board with folks that, like our nominees, which we'll get to really digging into this question and making sure the company's doing what's right for investors would be is very important. In fact, having these businesses together, you know, the company claims a lot of synergies which we disagree with. We actually think there's disenergies in the lack of operational focus. So the top right is an example in their refining side of the business that their operating performance has been lagging. This is their operating expense. We show getting worse and worse compared to peers, and on the bottom right. We think that this is not just confined to refining midstream. They are also not a high performer, and here you can see their gathering and processing growth has been lagging peers and is creating a less attractive investment than some of the pure play midstream companies. And you know, this is obvious to us, it's obvious to investors, and you can see how investors voted with their feet. When we first came out with our thoughts in early February there was real outperformance and kind of mere probability that operations can improve, and the Board might evaluate some of the strategic initiatives that we laid out. The company went kind of dark for the first three weeks, and then in early March came out and started hitting the investor circuit with the message that we took the last three weeks. We evaluated this. There's nothing to do. Here we were doubling down our strategy, and we could become bigger and buy more and more midstream, and all that market optimism came back out. And I think. It's very clear what the market wants to see, and that is not what the company is pursuing. In fact, Phillips leadership kind of describes the performance as being high performing. So there's a bunch of quotes you throw on here from CEO, from 2 directors, proud of the accomplishments, proud of their initiatives. You don't achieve results like this without a high functioning board. Board. Members tell me they're stunned at the progress we've made in such a short period of time. So, we see a board that's very disconnected with the reality of how the Company's performing. And that really is what leads us to kind of the key part of this boat for us, which is, do investors want the status quo? A board that is satisfied with current performance does not see a need for significant change is going to continue down this poor capital allocation path where they pursue these dilutive midstream acquisitions continued worse in class quarterly earnings results from their poor operations and lack of oversight and misleading communications to investors that we're happy to get into. And there's been kind of back and forth around there. That's quite interesting. On the other side. Our candidates, we think, will come in with a mandate to improve. They see significant upside from here. They would turn off this value destructive midstream M&A. And would have the ability to give a real unbiased review of the structure and see if there's things they could do like evaluate separation, evaluate a sale of Cp chem that could add significant value. So we see significant upside. And let me just talk about the buckets of there quickly. So first, just by getting new directors on there, who will kind of turn off this recycling of capital into dilutive midstream growth. We think that's a significant amount, outperformance just there, and kind of better operations which we think can come with better oversight. Then you have things like, I said, evaluating a sale or spin of midstream and evaluating a sale of Cp. Chem, which we actually think is all very possible, which could drive like immense outperformance. And you know, this is why we think it's so critical that these board members get on there and start asking these questions.

Greg Goff: So what I'd like to do, this is Greg Goff is I'd like to take a minute and talk about the directors and make a few points here before we introduce the directors. But first of all is John. Jesse and Mike have talked about the performance of the company, the governance. But, more importantly, the need for change. This is what is really fundamental to driving successful change, and that successful change, we believe, is based upon three or four very fundamental principles of governance that will help provide a better outcome. Number one is that in a board about a third of the board from our just our own opinion and experience about a third of the Board should have strong experience in the specific industry that for the company, that they're doing that. That helps provide all the other board members who are not from the industry perspectives, insights, and that they can't gain any other way. But it also gives you enough critical mass to represent the business. Number two, have in a company that has different parts of their portfolio. You need people from different backgrounds in the industry. So in this case, refining midstream and more corporate strategic issues around capital allocation and the value of the parts of the business, and then how you can perform as a integrated or disintegrate the business. And then number 3, to be able to have the capability to not only just have experience and background in the industry, but actually the capability to engage, construct constructively, to be able to go in and be able to provide everyone on the board the background, the questions in that to make the best decisions as you go forward, and that that is very, very critical than just having someone that has background in refining, for example, but not only with the person background, but also the capability to drive positive, constructive change. And then, and I think the final thing is the ability to influence and get the respect of all the other board members, so that you make the best decisions that represent the shareholders, and therefore the four people that we have brought forward there as a team. It are the are critical for the success of the changes that are needed in the company that's been clearly stated and over the last little bit here, and we believe that it takes all four people primarily because they represent different parts of the business from refining up Brian from refining operations, Sig from a corporate standpoint, from not only operations, but capital allocation integrations into the strategic parts of the of the business. Mike from the midstream part of the business, from the operating level in the field to the same strategic issues, and that that you deal with in refining a corporate level. And then Stacy with her background and from an investor perspective. So she can ask the very difficult questions from someone on the outside of the company would be able to ask, as they hear the information and her experience and background in many years of looking at the company from a industry in the energy business, and we know that when Glass Lewis released their report on the weekend, which was very insightful, and provided a very comprehensive look at the company they nominated. They recommended three of the four candidates that we have forward. We appreciate that. But one of the points that I just want to make here is that we strongly believe that the team that we've assembled before independent directors each bring their own value to the table, and a little bit contrary to glass, Lewis, we don't believe you need another person to have refining background, like Brian Coffman does. It's more valuable to have the investor background, like Stacy, has to be able to be complementary, not only to this small group, but actually to the greater board.

Mike Tomkins: Maybe we go through each of the directors. Brian, do you want to give a bit of your background.

Brian Coffman: Sure, be happy to Mike. Brian Coffman, 42 years in the industry, primarily in refining pipelines and terminals and petrochemicals. Of the 42 years I spent 31 years at ConocoPhillips, Phillips 66, and, in fact, worked in many of their refineries in the area manager role, the operations manager role and the general manager role, including general manager of the Bayway refinery, the Humber Refinery, and served in several area manager roles at the Lake Charles refinery. So I have a real good sense for the Phillips 66 refining system. I know the quality of the assets, and, more importantly, I know the quality of the people that make up Phillips 66 refining. And what they're capable of this is a refiner that used to be considered top of the class, if you will. Everybody looked up to Phillips 66 refining, and I'd really like to see it return to that. Every bit as capable of performing as well as Valero and Marathon. Which is what Phillips 66, should be compared to as opposed to trying to compare themselves to the smaller, much smaller Cap refineries. In addition to Phillips 66, I also was senior vice President, refining at Tesoro. So I had 10 refineries, 1.2 million barrels a day of refining capacity, a refining system to optimize and run reliably. And then I was five years as President and CEO of Motiva, another big refiner on the Gulf Coast and up the mid-Atlantic refiner, midstream and wholesale marketing business, and I serve on several boards. And what's interesting, I was recruited to those boards to drive operating excellence. These were shareholders who recognized they had a need on their boards for somebody who could drive operating excellence, improve the operating performance of the company who had the ability to ask the tough, challenging deep questions of operations to in service, to driving the performance of the company from an operating perspective. The very thing that Phillips 66 needs at this time. They do not have any deep, refining operating background on that board and they really need that to help drive the improvement in operations. Someone with the ability to challenge, ask questions, ask probing questions, and work with leadership, to drive improvement in the refining space. This is an opportunity to enhance the culture of the Board to become more a board. That is a change agent board, if you will a board that's driving improvement for the company on behalf of the shareholders and the employees as well. So, looking forward to being a part of Phillips 66 board.

Sigmund Cornelius: Okay, thanks, Brian. I'll stay in alphabetical order here and work down the page the skills that I bring to the table. And that complement. The other director nominees are 45 years of broad industry experience. In my 45 years 30 of those with Conoco and then ConocoPhillips, I worked in practically every function in in the business upstream, downstream midstream operations. Commercial Corporate in the last 2 years as CFO of the company, even though I was not a finance career person at all. My last 2 years, as were mentioned, were spent as CFO. But my experience in operations and running different parts of the company gave me a very broad perspective, so I could ask the challenging questions and make a contribution that way. I also have deep experience in corporate governance, having served on 8 public company boards. One of the boards that I served on it was in a little similar situation to where Phillips 66 is now, and that the Board was wrestling with the idea of creating 2 pure play companies. The company was Nisource, which owned Columbia pipeline. After some deliberation and overcoming some of the pushback of management regarding loss of synergies, integration, tax leakage, etcetera. The Board pushed forward with creating those two standalone companies which, and created a very successful spin. So, with that I'll turn it back to Mike.

Mike Heim: I'm Mike Heim. I've been associated with the midstream business for about 44 years. I was one of the Co-Founders of target resources. When we started target, it was four guys with four laptops and a borrowed conference room a lot of our life savings and a commitment from Warwick Pincus of $250 million dollars to start a new midstream company today, target is in the high $30 billion dollar range. As far as Capex is concerned, it's got about 3,900 employees and operates in most of the attractive basins in the United States. If you look at target today and compare it to Phillips's midstream business. It's about 20% bigger if you measure it by 2026, estimated EBITDA, as your comparison. I have got a lot of background with Phillips. I have been joint venture partners with them. I have bought a tremendous amount of assets from them. I have bought 3 different gathering and processing systems from them. In fact, Target's first 2 systems were bought from ConocoPhillips. Oh, but I've also been a feedstock supplier to them for both natural gas for fuel and Lpgs. I have operated part of their facilities and built part of their facilities for them over time, both at the Cp. Chem joint venture and at the Conoco refinery in in Lake Charles. In the last 6 years I've been invited to join 6 different midstream boards where I attempted to take my expertise to help the boards and management take many companies that were had not been run well or had been put together that had some inherent environmental, operational, that type of problem, to try to fix those companies and increase the value for their shareholders. One of the companies that I went on the board, for we took it in over a 3-year period, fixed all its environmental problems, built new assets, and we took that company and broke it into 4 distinct pieces and sold it off to 4 different types of companies and maximize shareholders returns out of that. Oh, I'm looking forward to trying to help the Board to bring my knowledge not just to the boardroom, but offer my experiences to the executive management team and to the field people to help them anywhere. I can thank you, Stacy.

Stacy Nieuwoudt: Good afternoon. I'm Stacy Nieuwoudt, and I bring over 20 years as an institutional investor, focused solely in energy and industrials. Most recently, 9 years at citadel. I break a deep understanding of how investors think and reward companies that focus on cash generation through a cycle. As an investor, I've covered hundreds of companies. I've analyzed every financial and every strategic decision made in energy space over the last 20 years, and I understand how to allocate capital accordingly, how to align strategy with companies, with what shareholders reward and learn to exceed investor expectations. I spent the last 4 years serving on 3 different public company boards, all energy related. I've gained experience serving on as the Chair of an audit committee, as a Chair of a NomGov committee, as a Chair of a Compensation Committee and running a Strategic review and other special committees. I think what this Board needs other than operating expertise, which is very clear. Is financial expertise and understanding of what drives, multiples, and what creates shareholders for creates value for all shareholders. I think we've seen over the last years. This has been sorely missed, as many of the strategic decisions made of this company would not have been made if an investor perspective had been in the boardroom. We need to focus on optimizing the portfolio, and we also need to hold management accountable and set targets that are achievable, but also drive shareholder value. I look forward to adding credibility to this board and to restoring credibility with investors with my other nominees.

Jesse Cohn: Yeah, I would just add that this, this is the team. You know. We showed up a couple of years ago, and we would have liked for this stock to have just worked for the you know, I mean that that's the business world.

John Pike: These are a lot of work.

Jesse Cohn: Yeah, yeah, this is, yeah, thank you. This is a lot of work. And this is the business we're in this business. Most of you guys are in on the phone.

John Pike: Okay.

Jesse Cohn: And that was our hope, and we gave them time. But we also had 2 years to assemble the right group of executives to make change at the board level. This is purpose built for that. The set of talent, but also the intention, when they go in there to, you know, hold management accountable to ask the right questions, to probe, to ensure that they are delivering on what this company is capable of and you know we've seen what governance changes can actually yield and it can be really substantial. The assets are there. There is no reason why this cannot. You know. This company cannot deliver the upside. That that we all see is possible, but it starts at the top starts with these folks. It's a big board. That's why 4 people are necessary, our 4 people and this group of skills. And so you know, that's what we're looking for today. And I'll kick it over to Pike to talk about what? What chain can actually look like.

John Pike: Yeah. So I was gonna walk through some of the parallels to our experience in Mpc, which also happened to be a two-part engagement. But first, although I mean we talked about just the upside, the significant upside here in Phillips that under the right circumstances, we think can be unlocked. You know Mike and his team are happy to walk folks through that. I mean, this is not an academic or rhetorical exercise for us. We've invested a considerable amount of time and effort, most importantly, money, you know, to back our belief. So like, we believe the opportunity is significant. We're happy to, you know, share in a more granular level those views. But yeah, Mpc, I guess just 3 things I'll point out that are kind of interesting parallels to think about. First, is asset quality, I guess. During Mpc. I quite honestly - I lost my voice trying to convince investors after years of Mpc. Mismanagement that the Mpc. Refining kit was even a shadow of the quality of Phillips. It was just that, you know, it was not to be believed. You know, it's interesting, like, today, we're having the opposite problem. And you know, it's like. Well, there, you know, we see Phillips, you know, in the underperformance, in the refining business. But that must be a problem with the asset. There's been. It's been under invested in. There's a problem, geography, differential, I mean, just there's just a blizzard of excuses. And again, we we've done a bunch of work. And you know the kit is solid is well positioned. As we turn to page 20, real quick, it's just kind of interesting. You know. Again. We we've done a lot of work on the assets, and you know, kind of it's, you know, one of the basis for our investment. But again, you know, we we've seen this movie before, you know whether it was in in Marathon or I guess in Suncor, just, you know assets tend to take on the quality and the character of their management. And so when they're being run poorly, investors not unreasonably think they're poor assets. But again, we've done a lot of work here, and we think that's not the case. Two, in terms of, you know, some of the structural changes that Mpc. That occurred to unlock value. You know, we kind of ran into a lot of the you know, same arguments as to your kind of the structural impediments. You know, it was gonna be massive tax implications. There was gonna be just, you know, very substantial operating synergies that will be lost. In fact, when, at the end of our first engagement, I was handed by the then CEO, a 500 page, Mckinsey deck, you know, detailing the hundreds of millions of dollars of synergies that would be lost if Speedway was separated from Mpc, you know, and then, you know, with the short 2 years, you know, maybe it was 30 months later when Mike Hennigan actually sold those assets. I mean, if we flip to Page. I don't know. 19, you know. All of those synergies were replicated with a simple contract with the buyer. The asset so just like the subsequent management of Mpc. That actually engaged in the value creation plan. You said that those you know, irreplaceable synergies were basically a fiction. Lastly, like our experience in Mpc. And this is similar to our experience in other, you know, turnaround situations in which we invested. I think it's to be seen on page 21 in our Mpc materials, we talked about 60, you know, 60%, you know, upside potential in the stock. What the Company went on to realize was, you know, was far, far greater relative outperformance. And when? Why was that? You know? Why might that have been. It's been our experience in these situations where you have. You know, operating under performance, a lack of oversight. You know, management not being held accountable that you know the problems end up being broad and deep. In other words, they're not localized to one part of the business. You know what that means for an investor today is an opportunity. In other words, if you, you know, can get in the proper oversight, you know, which will hold management accountable. Ask the right questions. You know the opportunity for improvement ends up far exceeding what you thought was possible from the outside. Just because just the lack of accountability is not localized to one part of the business, it ends up being epidemic to the entire organization. Yeah, John, what?

Mike Tomkins: Yeah. Sorry. Just one thing I was gonna add, is like these leadership teams aren't trying to get their operations wrong. It's just they sometimes don't know what good looks like. One parallel this reminds us of in that regard is Suncor, where there was a, you know, immense operational improvement story that happened is, there's board change, more oversight, leadership, change, and the kind of out the new leadership took over, and the perform the operations performing much better in terms of efficiency. You know, utilization costs everything safety the out. The old management team talked to the new management team and said I had no idea. This was even possible that these assets could be running this well and this efficiently for this low cost. And I think that's just a good. You know, we don't think the Phillips leadership team, you know, thinks that they can be doing a lot better and just choosing not to. We just think that you know you need the right people providing the right oversight. And when that can happen, and there's like a lot of low hanging fruit and significant improvement can occur.

Jesse Cohn: Yeah, that's actually a great point. And we see this. I mean, everyone on this call has seen this numerous times with all of these spin offs that work tremendously well. The management team in place likely believes, I mean, as you know, probably here, that they're doing all that they can, that they're doing a good job. I mean, they're saying this on the record. So they do. But it's what Mike said. They actually don't know what good looks like, and we see it time and again spinoffs, separations, new management team coming in new board level, you know, change pushing them for more. And there's more. Geoff, do you want to.

Geoff Sorbello: All right. Yeah, we're gonna shift over to Q&A. Now. So, if folks one hit the Q&A button. We've got a couple coming in couple similar ones. Let's start with this one. I'm gonna kick this over to you, Brian Coffman. What gives you confidence that the refining business can be improved? And how long would it take to get the refining business up to pure margins?

Brian Coffman: Well, excellent question. A couple things that come to mind is number one. Again, I'm familiar with these refining assets. Having worked in several of them having had responsibility for several of these refineries. I know the capability of the kit at Phillips 66. All of these refineries are complex high conversion refineries that have the capability in many cases to bring in heavily discounted feedstocks. So they've got a margin advantage because of that. And I also know of the people. You know. I still hear from a lot of the people in refining, and they're anxious to have some focus return to refining and to discontinue and to stop the feeling like second class citizens, if you will. As management and the board turned their attention to both Midstream and CpChem. They lost focus on refining. And so, I think, with a return of focus on refining focus on what these refineries are capable of doing. There's no question in my mind that the performance of Phillips 66 should be right up there with Valero and Marathon not as far down below them as they are right now, you know, with Elliott we've done a lot of work looking at these refineries region by region against Valero and Marathon, and when you take a look at what they're capable from a gross margin perspective. They are every bit as strong. They have a lot of advantages in the fact that they can bring in advantage feedstock. They have a lot of advantages in that. They've got some premium product capability in needle coke in in Basil production, in propylene production. And so I think there's a lot of capability there on the gross margin. In fact, we took a in doing a lot of deep analysis. On this, we believe that we can increase gross margin by over $2 a barrel simply by a much greater focus between commercial and refining. On optimizing these refineries appropriately. Again, because the kits there, the complexities there, the logistics are there and the markets are there. But we've also taken a very close look at Opex operating expense per barrel relative to Valero and Marathon, and, we believe improved efficiency, improved reliability that we can also improve the operating expense by over a dollar a barrel. So when you, when you consider both margin, gross margin and opex improvements, probably approaching $4 a barrel improvement in the EBITDA per barrel of Phillips 66. And we believe that that can be done within a year or two. So the you know, the likelihood. It's a very high likelihood we can drive the improvement with the appropriate oversight, the appropriate capability on the board, the appropriate culture change on the board you to do easy to accomplish.

Geoff Sorbello: Yeah, thanks, Brian. There's a bunch on this one. So I'll try and summarize it. Basically, say it succinctly - is that you agreed with the Company to put Bob Peace on as a director. But this during this contest, you're now opposing him and running against him. Why, what's changed. I'm gonna let John Pike take that one.

John Pike: Excuse me, sure. So look you know, as the question alluded to. So Bob Pease was a director that we mutually agree with the company to put on the board he did have refining experience, and he was gonna be, you know, part of kind of a 2 director package to, you know. Create a bit of oversight, and hopefully, you know, start an operational turnaround at the company. So fair question, what- what changed? I guess. First, something changed pretty dramatically in in the first 22 days of his appointment. So you know, we? We made clear to Bob, and Bob agreed that this was a company in in need of change, and he told us in writing that when you had a situation where a company was in need and change in need of change, that the CEO shouldn't also be in the Chair that that would not be conducive to the type of oversight, the type of, you know, challenging management that would be necessary in this situation and 22 days after Bob was seated on the board, Mark this year was- was made Chair. The CEO was made Chair. So you know. Look, be being, you know, standing up in the face of challenge is difficult. But you know, I think at that point it it we started to have concern that that Bob wasn't necessarily a change agent. And you know that you know that there was gonna be a problem. I guess you know I would also mentioned, if you, if it's worth taking a quick look at the Press release. When Jonathan Cohen was appointed to the Marathon Board and then comparing it to the press release, where Bob Peace was appointed to the PSX Board when Jonathan Cohen was appointed to the Marathon Board, there was a full paragraph on what he brought to the table, and how he was going to add to the oversight and add to the turnaround and Elliott. We. We signed a standstill agreement as part of the quid pro quo for him to be on the board. When Bob was seated we said that we were glad to work collaboratively with the company, that is to say, it was both of our decision to put them on the board, and we immediately started talking about the EBITDA target that we and other investors, you know we're going to hold Phillips management accountable to. In other words, we immediately said you the company need to operationally perform to maintain our investor confidence. And then that clearly didn't happen. Guess the last thing I would note. Again, in the dueling podcast world. Don't. Don't listen to ours. Listen to theirs. And if you listen to Bob, speak about the Company and his experience on the board, it is very clear that he thinks no change is required that the Company is operating well, the stock is trading well, nothing to see here. Things are great. So I guess what I would say is, if you think no change, if you, the investor, think no change is necessary here, and that things are going well like you, you have like the company is your slate like you? You have the folks you need. If you think that that change is required, that there is a level of oversight and accountability not present in that boardroom that is needed. Then I then the four people we've assembled, I think, are the folks to drive that change, and that accountability.

Geoff Sorbello: Thanks, John. I think we're 5 min to the top of the hour, I think. Unless Glass Lewis kicks us off. We're gonna try and get through all of these. So folks have questions, they can still submit them, and we'll try and get to them. We'll we have the time. Quick one here, maybe for you, Sig. Elliott has suggested that the midstream business is trapped inside of Phillips 66 and says that the asset could be spun or sold. What does Elliott prefer? A spin or a sale? Well, it's not going to be up to Elliott. It'll be up to the 4 folks on this call who we've nominated. But let's kick it over to Sig to answer that one.

Sigmund Cornelius: Sure, happy to. First of all, I think it's important to be open to any alternative that would unlock shareholder value, and this is certainly one of them. The current board doesn't seem to be open to pursuing opportunities such as this, either one, the spin or sale, in my opinion, could unlock significant trap value. The path to be taken needs to be studied. There's obviously a lot of things that have to be considered pros and cons to spend versus sale between taxes, degree of difficulty, etc. Etc. So the answer is, we're going to go in with an open mind. But I think our guiding direction is what's going to create the most value for the shareholders.

Geoff Sorbello: Alright. Great thanks. See along those lines. What are some of the examples of how Phillips can improve the operations in their midstream business, Mike. Why don't you take that one, my kind? You're on mute, Mike. You're on mute. There you go.

Mike Heim: In the original Elliott Deck, there's a page 55. And it basically is 3 or 4 projects that P 66 has executed. Oh, that I have a history. And there's a lot more projects than this where you've got major projects, 1 billion plus dollar projects that came in over budget significantly, and we're late. So that does 2 things. The over budget diminishes your rate of return on your invested capital, plus it delays the start of the free cash flow. I believe that there is a systemic problem within the engineering and construction groups within Phillips. I think that refining engineers build things to last 50 to a 100 years. If you look at the refineries across the United States, there's lots of them that are a hundred years old that are still operating. Obviously, they've been updated. They've had new units put in all of that. But a midstream company typically builds things to last a couple decades. Basically, new fields are found, they're drilled and developed, they decline, and eventually they go away. Where you then have assets such as compression and processing plants and pipelines that can be moved to the new field, to the next field. But basically, you've got to get new construction under control. You got to have specialists to build each type of asset. You can't have one generic group doing it. Oh, what this drives you to is to do things like going out and buying an epic pipeline ngl liquids line and paying 11.2 multiple for it when you're trading at 6 to 7, it makes no economic sense whatsoever. But if you can't build it yourself, you got to go. Let somebody else build it, because maybe you don't have confidence. You can do, replicate theirs or build something similar for what they've already done it for my experience. Having bought a lot of assets from Phillips, is that their field people are outstanding. I always said that they were my poster child for well trained, experienced operating people, and I still believe that today I think these assets that are in the midstream are very good. They're relatively new, but they also need to have every piece of that infrastructure done, and I think one things that they have done is they have missed out. They've lost the confidence of the producer world to have. When we moved into the shale world they were very slow to respond to producers, desires that they come in and gather their gas, treat it, process it, and take it to market. It's because they didn't have the money to do that, and that's been going on for a long, long time.

Geoff Sorbello: Alright. Thanks, Mike. I'm gonna answer this one real quickly. It's what does the incentive package look like for these new appointees? Very standard, $50,000 fee to run, and a $50,000 if they get elected from Elliott with the expectation that they'll use the after tax proceeds of that money to buy additional shares of the company stock on the open market. I'll just add that each of our nominees have, with their own money become shareholders of Phillips 66. So they have plenty of incentive from that perspective as well. Stacy, you're a longtime institutional investor. What is the feedback you've gotten from your former colleagues and other investors on joining the activist slate with Elliott.

Stacy Nieuwoudt: I think it's been overwhelming. When my name was first announced I was actually flying from New York to San Francisco that afternoon, and when I landed I had over 200 different text messages from institutional investors reaching out all overwhelmingly supportive, saying, It's about time something really needs to happen. At this company. I think it stems from the fact that there is no natural shareholder base at this company. Refining shareholders want to own refining stocks and midstream want to own midstream stocks. And so I think that the outreach of support has been so strong because people are really excited about having this company looked at in a different and new way.

Geoff Sorbello: Alright great, thank you. See, the Company claims that Elliott is somehow conflicted in the Phillips investment because of its relationship with Greg Goff, and the bid they made together on Citgo. Can you set the record straight here? Maybe, John, I'll have you start. And Greg add a couple of comments.

John Pike: Yeah, I mean, I'm gonna let Mike answer that. But yeah, I mean, I guess, just start like, like, this is, this is a very, very significant investment for us. And so I, you know, to suggest that we're doing anything other than trying to about maximize. The value that investments is ridiculous. We, the people on this phone would never do that in any case, and like to jeopardize an investment of the size with the lunacy. And frankly, it would be the end of our activist and investing business across the entire firm. So yeah, I think it's just it's silly. That's out. It's out an outrageous suggestion. The company knows it's not true. They don't want to engage on the economic substance because there's nothing for them to engage on there. I think it's that simple. I don't like.

Mike Tomkins: Yeah, I would just reiterate like, it's a it's very telling frankly about how broken this board is. They all know it's nonsense that you know, golf, that Elliott would do something that isn't doing everything just to improve Phillips 66. Or that Greg has some other nefarious incentives. It's nonsense, and the fact that all those board members know it and put that out kind of tells you all you need to know about how decision making occurs. There.

Greg Goff: Yeah, I would just add that you know, we myself and the team at Elliott have looked at a lot of investments in the refining space from a private investment standpoint over the last little bit, and I've looked at it both as an investor in that business, and then maybe depending on what we need to do as a potential person involved in the management of the business. And this connection with Phillips was just I. I saw the opportunity. After I became aware of all of the Elliott material, became an investor, and was willing to go in and support from my experience and background. Elliott, in their efforts to drive change in the company.

John Pike: Yeah, just, I guess one more point on that. There was a suggestion by the company that that you know, that that was somehow hidden, which you know, which is also ridiculous and obviously untrue. And not only I wouldn't say that we disclosed it. We were bragging about it we were. We were proclaiming as loud as we could that that we were thrilled with Greg's involvement, and we thought that he would, you know. Help, help, this Co, you know. Help, create value, help, you know. Shine, shine a light on the opportunity here. So you know, it's kind of like, you know, telling you we're telling everybody like, like, you know, that we were really we were disclosing it. We were shouting about it. We were very excited, and frankly, I think we and other investors are very lucky to have Greg involved here.

Jesse Cohn: Yeah. And it goes back to what? I think, Mike said earlier, their response to Greg Goff tells you a lot about this Board's receptivity to input and to change. I mean, that's kind of a lot of what you need to know from that lesson. So, a strong board would have welcomed it, strong Board would have engaged. Yeah, it's worth repeating.

Geoff Sorbello: Okay, one last one. Phillips claims to have significantly outperformed peers since Mark Lashier became CEO of the company. Yet Elliott claims that the company is underperforming. Can you reconcile the differences between approach there? Mike, John, one of you want to take it.

Mike Tomkins: Yeah, sure. Happy to yeah. Their approach is kind of ridiculous. They take one period and use a peer set that we have a lot of info on this in our in our presentations, if you go to the back of our last presentation. But they have a methodology that actually excludes any impact of Marathon Valero, their 2 closest peers, and they pick a timeframe to kind of. So you can squint and see our performance. I'd say, for every one of us who lived owning this company, it just doesn't ring who felt the underperformance. But yeah, we have different ways of calculating. TSR.

Geoff Sorbello: Yeah, and that's I'll just also add that when Mark Lashier started as CEO, he had just finished a short tenure as chief operating officer, where the company faced substantial operating issues and it underperformed significantly.

Mike Tomkins: Well sorry, Geoff. This is important to know, because that underperformance into the period when he started CEO is what kind of flatters the numbers, but it was that underperformance was caused by operational issues when he was COO. So it's pretty misleading.

Geoff Sorbello: Yeah. Okay, thanks, Mike. I think that's let me just check. Yeah, we got to all of them. John, do you want to offer a couple final words.

John Pike: Sure I mean look, I guess a couple of things, you know one. I once again put out the offer. You know we are very excited about this opportunity. You know. We believe that there is, you know, compelling upside here. We're happy to get on the phone with folks and walk them through that. I mean, we're gonna be here for a while and earning the return that that we and you deserve. So you know we have time to reach out and share our views. But it's all, it's all gonna start. We believe, with the four folks that the four nominees that are with us today. Just, you know, just the accountability and oversight is so crucially important in situations like this. And from there, you know, operational excellence will follow, you know, smart structures will follow tough questions as to you know, capital allocation will follow. And you know from that, you know, financial performance will follow, and then, you know, the stock will start to work again. So we're very excited. We're here to answer any questions. Thank you for taking the time.

Geoff Sorbello: Thanks. Everyone.

Everett Boccafola: Thank you. Everybody for attending. That's the end of our Proxy Talks call today. Have a great night, and we'll see you again.

Brian Coffman: Thank you. Same.

Item 3: On May 13, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on May 13, 2025, Elliott posted additional materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.